                                                                      EXHIBIT 99



    [LOGO]         Company Contact:               Investor Contact:
                   Richard D. Falcone, CFO        Joseph M. Zappulla
                   TACT                           Wall Street Investor Relations
                   732-499-8228                   212-714-2445
                   rfalcone@tact.com              jzappulla@wallstreetir.com



TACT REPORTS FIRST QUARTER FINANCIAL RESULTS


NEW YORK, New York, May 14, 2003 - The A Consulting Team (`TACT') (Nasdaq
SmallCap: TACX), an end-to-end IT services and e-services provider, today reported financial results for its first quarter ended March 31, 2003. Revenue was $5.1 million, a decrease of $1.4 million from the first quarter of the prior year and $965,000 from the previous quarter. The Company reported a net loss of $(144,000) or $(0.02) per share for the first quarter, which included depreciation and amortization charges of $195,000, compared to net earnings of $499,000 or $0.07 per share in the first quarter of 2002, which included an income tax benefit of $439,000 due to the carry back of net operating losses, a gain from extinguishment of debt of $49,000 and depreciation and amortization charges of $217,000, and net earnings of $164,000 or $0.02 per share in the previous quarter, which included depreciation and amortization charges of $209,000.


Selling, general and administrative (SG&A) expenses decreased $245,000 or 16 percent to $1.3 million from the previous quarter. Cash and equivalents increased to $2.1 million from $1.8 million at December 31, 2002. Accounts receivable increased to $3.4 million at March 31, 2003 from $3.1 million at December 31, 2002 and represents 60 days sales outstanding (DSO). TACT's current ratio at the end of the first quarter was 1.9-to-1 and its book value was $0.62 per share

Shmuel BenTov, TACT's chairman and CEO, commented, "We have carefully managed costs in light of the prevailing economic uncertainties and remained cash flow positive in the first quarter. TACT has generated net profits in five out of the last seven quarters." Mr. BenTov continued, "Although the first quarter revenue does not reflect an improvement in the business environment we are busy discussing potential projects with new and existing clients and our pipeline is active."

Richard Falcone, TACT's CFO added, "We increased our cash and cash equivalents position by $280,000 or 16 percent since December 31, 2002 to $2.1 million. TACT experienced a normal dip in gross margins in the first quarter to 26.2 percent from the previous quarter level of 31.1 percent due to the normal increase in payroll taxes in the first half of the year, and we expect margins to stay within our average range of 25 to 30 percent for the second half of the year. During the first month of our second quarter, business has been running at the same pace as the previous quarter, and we remain optimistic that TACT will continue to be cash flow positive."


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TACT has scheduled a conference call to present its first quarter financial results today, Wednesday, May 14, 2003 at 4:15 pm (EDT). Interested parties may access the conference call by dialing 888-343-7144 and providing the following reservation number: 21144252. A replay of the conference call in its entirety will be available approximately one hour after its completion for 24 hours by dialing (800) 633-8284 and providing the reservation number listed above.


About TACT's SMART Approach

TACT's Smart Approach is a leading edge set of end-to-end solutions and services that include Strategy, Methodology, Architecture, Resources and Tools. The Strategy is developed together with the client to ensure that the client's goals and objectives are met. The Methodology is a Tried and True TACT Methodology that is followed in order to implement the Strategy. The solutions and services are built on a robust Architecture, Utilize highly qualified TACT Resources and Exploits best-of-breed Tools.

About TACT

TACT (Nasdaq: TACX) is an end-to-end, IT Services and e-Services provider to Fortune 1000 companies and other large organizations. TACT provides its clients with modernization services, which include the e-Valuation of systems that should be replaced and rewritten, enhanced, converted or Web Enabled. Replacement systems are written or re-written as Web Based utilizing state of the art leading tools such as Java and Visual Studio. More information about TACT(R) can be found at its web site at


"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 28, 2003.

                           Financial Statements Follow

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                           THE A CONSULTING TEAM, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                    Three Months Ended              Three Months Ended
                                                         March 31,                     December 31,
                                            -----------------------------------    --------------------
                                               2003                 2002                   2002
                                            -----------------------------------    --------------------
                                            (unaudited)          (unaudited)           (unaudited)
Revenues                                    $ 5,109,774         $ 6,460,959            $ 6,074,555
Cost of revenues                              3,772,737           4,634,312              4,186,075
                                            -----------         -----------            -----------
Gross profit                                  1,337,037           1,826,647              1,888,479
Operating expenses:
Selling, general & administrative             1,261,904           1,540,583              1,506,446
Depreciation & amortization                     194,727             217,096                208,729
                                            -----------         -----------            -----------
                                              1,456,631           1,757,679              1,715,176
                                            -----------         -----------            -----------
Income (loss) from operations                  (119,594)             68,968                173,304
Other income (expense):
Gain from extinguishment of debt                    -                48,715                    -
Interest expense, net                           (10,613)            (46,013)               (35,250)
                                            -----------         -----------            -----------
                                                (10,613)              2,702                (35,250)
Income (loss) before income taxes              (130,207)             71,670                138,054
Provision (Benefit) for income taxes             13,457            (427,229)               (25,761)
                                            -----------         -----------            -----------
Net income (loss)                           $  (143,664)        $   498,899            $   163,815
                                            ===========         ===========            ===========
Net income (loss) earning per share:
Basic and Diluted                           $     (0.02)        $      0.07            $      0.02
                                            ===========         ===========            ===========


                           THE A CONSULTING TEAM, INC.
                        STATEMENT OF FINANCIAL CONDITION


                                                                 March 31,        December 31,
                                                                   2003               2002
                                                                -------------------------------
                                                                (unaudited)
ASSETS
Current Assets:
Cash and cash equivalents                                        $2,054,587        $1,774,828
Accounts receivable                                               3,399,575         3,076,888

Other current assets                                                138,835            89,672
                                                                 ----------        ----------
 Total Current Assets                                             5,592,997         4,941,388

Investment at cost                                                  368,059           368,059
Property and equipment, net                                       1,063,280         1,223,417
Goodwill and Intangibles, net                                     1,415,520         1,441,520
Other                                                                75,151            71,133
                                                                 ----------        ----------

 Total Assets                                                    $8,515,007        $8,045,517
                                                                 ==========        ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                              $2,967,807        $2,334,662


Other liabilities                                                   372,368           385,756


Total shareholders' equity                                        5,174,832         5,325,099
                                                                 ----------        ----------


Total liabilities and shareholders' equity                       $8,515,007        $8,045,517
                                                                 ==========        ==========